EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2024, with respect to the consolidated financial statements of Lixte Biotechnology Holdings, Inc. (the “Company”) for the years ended December 31, 2023 and 2022 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 23, 2024